Exhibit 10.2

DON DAVID GOLD S.A. DE C.V.

Macedonio Alcala No. 201-105

Col Centro, Oaxaca, Oaxaca

Mexico

Lucerne, 3 December 2010 / ERF / ak

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This contract is concluded on the 27th day of October 2010 (the “Effective Date”) between DON DAVID GOLD S.A. DE C.V., Macedonio Alcala No. 201-105, Col Centro, Oaxaca, Oaxaca, Mexico (the “Seller”) and TRAFIGURA BEHEER B.V., Amsterdam, Branch Office Lucerne, Zürichstrasse 31, 6002 Lucerne, Switzerland (the “Buyer”).

1.	SCOPE OF THE CONTRACT

The Seller agrees to sell silver/gold concentrate and the Buyer agrees to buy silver/gold concentrate at the terms and conditions set out below:

2.	DEFINITIONS

1 kilogram means:	1,000 grams;

1 ounce means:	1 troy ounce of 31.1035 grams;

1 pound means:	453.593 grams;

1 ton means:	1 metric ton of 1,000 kilograms or 2204.62 lbs;

1 unit means:	1% of the dry net weight;

Affiliates means:	in relation to any company or corporation, a Subsidiary or Holding Company of that company or corporation or any other Subsidiary of that company or corporation or of that Holding Company;

Banking Day and Business Day mean:	any day except a Saturday or Sunday on which banks in the city of New
York, New York, USA, are generally open for the conduct of business;

Holding Company:	has the meaning given to it in the definition of Subsidiary;

IMO/BC Code means:	the International Maritime Organisation Code of Safe Practice for Solid Bulk Cargoes prevailing at the time of delivery;

INCOTERMS 2000 means:	the 2000 edition of the standard trade definitions published by the
International Chamber of Commerce;

LBMA means:	London Bullion Market Association;

LME means:	London Metal Exchange;

Subsidiary means:	a company or corporation which, in relation to another company or corporation (a “Holding Company”): (a) is controlled, directly or indirectly, by the Holding Company; (b) more than half the issued share capital of which is beneficially owned, directly or indirectly by the Holding Company; or (c) which is a Subsidiary of another Subsidiary of

TRAFIGURA BEHEER B.V., AMSTERDAM, BRANCH OFFICE LUCERNE

REGISTERED AND MAILING ADDRESS: ZÜRICHSTRASSE 31, POSTFACH 4268, 6002 LUCERNE, SWITZERLAND

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the Holding Company; and for this purpose, a company or corporation shall be treated as being controlled by a Holding Company if the Holding Company is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;

US$ means:	the lawful currency of the United States of America;

Valid TML means:	Transportable Moisture Limit valid for the current shipment;

Valid FMP means:	Flow Moisture Point valid for the current shipment.

3.	QUANTITY

100% (one hundred percent) of the El Aguila production of silver/gold concentrate produced during November and December 2010, estimated to be approximately 300 (three hundred) wet metric tons per month (the “Concentrate”).

4.	QUALITY

El Aguila gold/silver concentrate, assaying as follows:

Gold	200-400 g/dmt
Silver	3,000-5,000 g/dmt
Arsenic	1,500-2,000 g/dmt
Antimony	200-300 g/dmt
Bismuth	15-30 g/dmt
Mercury	0.05-0.10 g/dmt
Tellurium	30-45 g/dmt

The Concentrate shall otherwise be free from deleterious impurities harmful to the smelting and / or refining processes and shall be able to withstand the voyage, upon all customary forms of transportation, to the destination intended by the Buyer. The Concentrate shall conform to all local regulations and the IMO / BC Code of Safe Practice for Solid Bulk Cargoes. Seller shall promptly present valid TML, FMP and moisture certificates if so requested by Buyer.

5.	SHIPMENT

Shipment is scheduled as follows:

•	Approximately 300 (three hundred) metric tons during November 2010; and

•	Approximately 300 (three hundred) metric tons during December 2010.

6.	DELIVERY

FOB (Incoterms 2000) one safe port and berth Manzanillo, Mexico or parity.

For the avoidance of doubt: a) all loading costs are for Seller’s account; and b) Seller shall be responsible for custom clearing the Concentrate for export from Mexico and all customs clearance and export charges shall be for Seller’s account.

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7.	PRICE

The price per dry metric ton of the Concentrate shall be the sum of the payments less the deductions specified below:

Payments

Silver

Pay for 95% (ninety-five percent) of the final silver content, subject to a minimum deduction of 50 (fifty) grams per dry metric ton of the Concentrate at the official LBMA spot quotation for silver, as published in the Metal Bulletin in US$ and averaged over the quotational period.

Gold

Pay for 95% (ninety-five percent) of the final gold content, subject to a minimum deduction of 1.5 (one point five) grams per dry metric ton of the Concentrate and at the mean of the official LBMA PM quotation for gold, as published in the Metal Bulletin in US$ and averaged over the quotational period.

Deductions

Treatment Charge

US$ 300.00 (US$ three hundred) per dry metric ton of the Concentrate delivered FOB Manzanillo, Mexico or parity.

Refining Charges

Silver:	US$ 1.20 (US$ one point two zero) per payable ounce of silver.

This refining charge is based on a silver price of US$15/oz and shall be increased by US$0.05 for each US$1.0 dollar that the final silver prices is over US$15/oz.

Gold:	US$ 8.00 (US$ eight) per payable ounce of gold.

Impurities

Arsenic and Antimony

US$ 3.00 (US$ three) per dry metric ton of the Concentrate for each 0.10% (zero point one zero percent) by which the final arsenic and antimony content exceeds 0.4% (zero point four percent), fractions pro rata.

Bismuth

US$ 1.50 (US$ one point five zero) per dry metric ton of the Concentrate for each 0.01% (zero point zero one percent) by which the final bismuth content exceeds 0.1% (zero point one percent), fractions pro rata.

8.	QUOTATIONAL PERIOD

The quotational period for all payable metals shall be the average of the first month following the month of delivery at Buyer’s designated warehouse (M+l).

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For the avoidance of doubt, the month of delivery (M) shall be the month of the closing date of the lot delivered to the designated warehouse.

9.	PAYMENT

All payments shall be made in US$ by telegraphic transfer.

Provisional Payment

The provisional payment shall be effected as follows:

90% (ninety percent) of the provisional value of the Concentrate, based on the bill of lading wet weight, provisional moisture, provisional assays and the metal quotations applicable on the bill of lading date (or on the last LME market day prior to the bill of lading date if the bill of lading date does not fall on an LME market day), shall be paid against the presentation of the following documents:

1.	3/3 original ‘clean on board’ Charter Party bills of lading, made out to order, blank endorsed and marked freight payable as per Charter Party;
2.	Seller’s provisional invoice;
3.	Seller’s provisional weight and moisture certificate;
4.	Seller’s provisional assay certificate.

Final Payment

Final payment shall be made by the party so owing latest 3 (three) Banking Days after the date final assays, weights and prices are known against presentation of the final invoice.

10.	TITLE AND RISK

Title shall pass from the Seller to the Buyer upon Buyer’s provisional payment.

Risk shall pass from Seller to Buyer when the Concentrate passes the ship’s rail at the port of loading.

11.	INSURANCE

Insurance for the Concentrate shall be covered by Seller up to the passing of risk from Seller to Buyer.

12.	WEIGHING, SAMPLING AND MOISTURE DETERMINATION

The operations of weighing, sampling and moisture determination shall be carried out at the Buyer’s warehouse in the usual technical manner. The moisture and the weight thus determined less a weight franchise of 0.50% (zero point five zero percent) shall be final and binding for settlement purposes, save for fraud or manifest error.

Seller and Buyer shall appoint an internationally recognised supervision company on a joint basis to conduct these operations. The costs of these operations shall be shared equally between the parties.

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The size of the lots for sampling purposes shall be approximately 30 (thirty) wet metric tons. Sample portions shall be made from each such sample lot and distributed as follows:

-	2 sets of sealed samples for the Seller:

-	1 set of sealed samples to be retained by an internationally recognised supervision company for use by the umpire in the event one is appointed.

The final contents for all elements shall be calculated on a lot-by-lot basis. The sum of the individual lot contents will constitute the total of the shipment.

13.	ASSAYING

Assays shall be determined one of the following mutually greed internationally recognized independent laboratories at the port of loading:

Alfred H. Knight de Mexico, S.A. de C.V.

Fdo. Montes de Oca No. 183

Col. Independencia, C/P. 03630

Mexico, D. F

Stewart Inspection and Analysis Limited

Caddick Road

Knowsley Business Park

Prescot

L34 9ER

England

SGS Nederland B.V.,

Mineral Services

Malledijk 18

3200 AE Spijkenisse

The Netherlands

The results so obtained shall be final and binding for settlement purposes, save for fraud or manifest error. The assays shall be unadjusted for cupel absorption and slag loss. The cost of these operations shall be shared equally between the parties.

14.	FORCE MAJEURE

If either party is prevented, hindered or delayed from performing in whole or in part any obligation or condition of this contract by reason of force majeure (the “Affected Party”), the Affected Party shall give written notice to the other party promptly and in any event within 3 (three) Business Days after receiving notice of the occurrence of a force majeure event giving, to the extent reasonably practicable, the details and expected duration of the force majeure event and the quantity of Concentrate affected (the “Force Majeure Notice”).

Provided that a Force Majeure Notice has been given, for so long as the event of force majeure exists and to the extent that performance is prevented, hindered or delayed by the event of force majeure, neither party shall be liable to the other and the Affected Party may suspend performance of its obligations under this contract (a “Force Majeure Suspension”). During the period of a Force Majeure Suspension, the other party may suspend the performance of all or a part of its obligations to the extent that such suspension is commercially reasonable.

The Affected Party shall use commercially reasonable efforts to avoid or remove the event of force majeure and shall promptly notify the other party when the event of force majeure is terminated.

If a Force Majeure Suspension occurs, the time for performance of the affected obligations and, if

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If the period of the Force Majeure Suspension is equal to or exceeds 3 months from the date of the Force Majeure Notice, and so long as the force majeure event is continuing, either party may, in its sole discretion and by written notice, terminate this contract or, in the case of multiple deliveries under this contract, terminate the affected deliveries. Upon termination in accordance with this clause, neither party shall have any further liability to the other in respect of this contract or, as the case may be, the terminated deliveries except for any rights and remedies previously accrued under the Contract, including any payment obligations.

“Force Majeure” means any cause or event reasonably beyond the control of a party, including, but not limited to fires, earthquakes, lightning, floods, explosions, storms, adverse weather, landslides and other acts of natural calamity or acts of god; navigational accidents or maritime peril; vessel damage or loss; strikes, grievances, actions by or among workers or lock-outs (whether or not such labour difficulty could be settled by acceding to any demands of any such labour group of individuals); accidents at, closing of, or restrictions upon the use of mooring facilities, docks, ports, harbours, railroads or other navigational or transportation mechanisms; disruption or breakdown of, storage plants, terminals, machinery or other facilities; acts of war, hostilities (whether declared or undeclared), civil commotion, arrest and/or detention of the Concentrate and/or vessel, embargoes, blockades, terrorism, sabotage or acts of the public enemy; any act or omission of any governmental authority; good faith compliance with any order, request or directive of any governmental authority; or any other cause reasonably beyond the control of a party, whether similar or dissimilar to those above and whether foreseeable or unforeseeable, which, by the exercise of due diligence, such party could not have been able to avoid or overcome. A party’s inability economically to perform its obligations under the Contract shall not constitute an event of force majeure.

This clause shall not apply to any obligations to pay, indemnify or provide security or to any Concentrate for which vessel, truck or rail wagon space has been booked, pricing has been established, the quotational period has commenced or payment has been made unless the Buyer has expressly consented in writing.

15.	SUSPENSION OF QUOTATIONS

The metal prices and currency quotations specified under this contract are the quotations in general use for the pricing of the metal content of concentrate.

In the event that any of these price quotations cease to exist or cease to be published or should no longer be internationally recognised as the basis for the settlement of concentrate contracts, then upon the request of either party, Seller and Buyer will promptly consult together with a view to agree on a new pricing basis and on the date for bringing such basis into effect. The basic objective will be to secure the continuity of fair pricing.

16.	DISPUTE RESOLUTION

Subject to the option set out in this clause below, all claims, disputes or differences whatsoever between the parties arising out of or in connection with this contract, including without limitation to any question regarding its existence, validity or termination, (a “Dispute”) shall be referred to arbitration in London, England, in accordance with the Arbitration Act 1996 (or any subsequent amendment or re-enactment thereof) (the “Act”).

The claiming party shall appoint one arbitrator and give written notice to the other party of the appointment (“Arbitration Notice”). The defending party shall appoint and give notice to the claiming party of the second arbitrator within 14 calendar days of the Arbitration Notice. The third arbitrator shall be appointed by the two arbitrators so appointed within 14 calendar days of the defending party’s notice. Failing appointment of an arbitrator by the defending party in accordance with this clause, the claiming party’s arbitrator may act as sole arbitrator, at the claiming party’s option. The arbitrator(s) shall have experience of commodities trading matters.

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Subject to any right of appeal under the Act, any arbitral award rendered by the tribunal shall be final and binding upon the parties and judgment may be entered thereon or any order of enforcement obtained in any courts having jurisdiction.

Notwithstanding the provisions of this clause, Buyer shall have the right to commence and pursue proceedings for interim or conservatory relief against the Seller in any court in any jurisdiction and the commencement and pursuit of such proceedings in any one court or jurisdiction shall not preclude Buyer commencing or pursuing proceedings in any other court or jurisdiction (whether concurrently or not) if and to the extent permitted by the applicable law.

Notwithstanding the foregoing arbitration provisions, Buyer shall have the option of referring any Dispute to the High Court of Justice in London, England, or any other court having jurisdiction over the Dispute (the “Court”). If Buyer is the defending party, such option must be declared within 14 calendar days of an Arbitration Notice and, upon such declaration, the parties shall procure that the arbitration be discontinued (without an award being given).

If Buyer exercises its option, the parties waive any objection now or later to any proceedings relating to the contract being brought in the Court and the parties hereby irrevocably submit to the exclusive jurisdiction of the Court.

Promptly upon Buyer exercising its option, Seller shall notify Buyer of an address for service of proceedings in the jurisdiction and the contact details of lawyers in the jurisdiction appointed to represent the other party.

A judgment relating to this contract which is given or would be enforced by a Court shall be conclusive and binding on the parties and may be enforced without review in any other jurisdiction.

17.	CHOICE OF LAW

The contract shall be governed by and construed in accordance with the laws of England, without regard to principles of choice of law.

The United Nations Convention on Contracts for the International Sale of Goods (1980) shall not apply to this contract.

18.	TAXES AND TARIFFS

Any taxes, tariffs and duties whether existing or new on the Concentrate or contained metals or on commercial documents relating thereto or on the cargo itself, imposed in the country of origin shall be borne by the Seller.

Any taxes, tariffs and duties whether existing or new on the Concentrate or contained metals or on commercial documents relating thereto or on the cargo itself, imposed in the country of discharge and/or the importing country shall be borne by Buyer.

19.	LICENCES

Seller undertakes that all the necessary export licences and all other authorisations required for the Concentrate have been obtained (and/or will be obtained) for the entire quantity covered by this contract

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20.	ASSIGNMENT

Without the prior written consent of the other party, which shall not be unreasonably withheld, neither party may assign or create a trust or otherwise transfer its rights or obligations under this contract in full or in part, except that the Buyer and its assigns may without such consent assign all or a portion of their rights to receive and obtain payment under this contract in connection with bank funding arrangements.

21.	THIRD PARTY RIGHTS

Any person who is not a party to this contract may not enforce any term of it. The parties agree that the Contracts (Rights of Third Parties) Act 1999 shall not apply to this contract or any other agreement entered pursuant to it.

22.	DEFAULT

Strictly without prejudice to the rights and remedies of the parties in law, the parties shall have the following additional rights and remedies upon the occurrence of an event of default.

For the purposes of this clause, an event of default (“Event of Default”) shall mean any of the following:

(i)	The failure of the Seller to comply with any terms under this contract or any other contract with the Buyer or any of its Affiliates and such failure remains uncured for 3 (three) Business Days following written notice thereof;

(ii)	The inability or admitted inability or declared inability of a party to pay its debts as they fall due or declaration under any applicable law or if the value of a party’s assets is at any time less than the amount of its liabilities (taking into account contingent and prospective liabilities);

(iii)	The institution or commencement or the threat of commencement of any corporate action or legal proceedings in respect of a party in relation to the suspension of payments, any moratorium of any indebtedness, dissolution, administration, reorganization, composition, compromise, arrangement with creditors, winding up, liquidation, receivership, compulsory management or bankruptcy or any analogous procedure in any jurisdiction;

(iv)	The occurrence of a material adverse change in the financial standing or creditworthiness of the Seller, or of any party supporting or purporting to support, guarantee and/or fulfil any of the obligations of the Seller whether by means of a credit support instrument or otherwise (the “Credit Support Provider”) when compared to the Seller’s or a Credit Support Provider’s financial standing as at the date of this contract, which change, in the sole opinion of the Buyer, affects the Seller’s or the Credit Support Provider’s ability to perform its financial obligations in respect of this contract;

(v)	The failure by the Seller to provide a written assurance (to the satisfaction of the Buyer), within 3 (three) Business Days following a reasonable request by the Buyer, that it will comply with any or all of its obligations under this contract or any other contract.

For the purposes of this clause, the terms “Defaulting Party” and “Seller” shall include any of the Seller’s Affiliates.

Upon the occurrence of an Event of Default with respect to a party (the “Defaulting Party”) and irrespective of whether or not an Event of Default is continuing, the other party (the “Non-Defaulting Party”) may in its sole and absolute discretion and notwithstanding any implied terms arising by virtue of prior contrary course of dealing or rule of law or doctrine to the contrary.

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(i)	Notify the Defaulting Party of a delivery termination date (which shall be no earlier than the date of such Notice and no later than twenty (20) Days after the date of such Notice) on which the delivery in respect of which the Event of Default has occurred shall terminate (the “Delivery Termination Date”); and/or

(ii)	Notify the Defaulting Party of a contract termination date (which shall be no earlier than the date of such notice and no later than 20 days after the date of such notice) on which this contract and the transactions contemplated hereunder shall terminate (the “Contract Termination Date”); and/or

(iii)	Withhold any payments due to the Defaulting Party until such Event of Default is cured: and/or

(iv)	Suspend performance of its obligations under this contract until such Event of Default is cured.

If a notice of a Delivery Termination Date or a Contract Termination Date (a “Termination Date”) is given under this clause: (i) the Termination Date will occur on the designated date whether or not the relevant Event of Default is then continuing; and (ii) any accrued rights or obligations that have arisen prior to the Termination Date shall not be affected.

If an Event of Default occurs and/or a Termination Date is established, the Non-Defaulting Party may (in its absolute discretion) set off any or all amounts whether present or future, actual or contingent which the Defaulting Party owes to the Non-Defaulting Party (whether under this or any other contract and/or on any other account whatsoever) against any or all amounts which the Non-Defaulting Party owes to the Defaulting Party (whether under this or any other contract and/or on any other account whatsoever). Notwithstanding any rule or provision in this contract to the contrary, the Non-Defaulting Party shall not be required to pay to the Defaulting Party any net amount due to a delivery termination or a contract termination until the Non-Defaulting Party receives confirmation satisfactory to it in its reasonable discretion that (i) all amounts due and payable as of the Termination Date by the Defaulting Party under this contract and/or on any account whatsoever with the Non-Defaulting Party have been fully and finally paid, and (ii) all other obligations of any kind whatsoever of the Defaulting Party to make any payments (including but not limited to payments of damages) to the Non-Defaulting Party under this contract and/or on any account whatsoever which are due and payable as of or as a consequence of the Termination Date have been fully and finally performed.

23.	LIMITATION OF LIABILITY

Neither the Seller nor the Buyer shall be liable, whether in contract or in tort or otherwise, for indirect, consequential or special damages or losses of whatsoever nature, however caused.

Under no circumstances shall Buyer’s liability exceed the value of the Concentrate as at the date of shipment.

24.	INCOTERMS

Insofar as not inconsistent herewith INCOTERMS 2000 (and any later amendments thereto) shall apply to this contract.

25.	CHANGE OF CONTROL

In the event of any actual or prospective change in the organisation, control or management of the Buyer or the Seller, including without limitation, a change to the majority shareholding or privatisation or equivalent process, subject always to clause 23. DEFAULT, this contract will not be changed or in any way modified and shall continue in full force and effect.

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26.	NOTICES

No notice or communication with respect to this contract shall be effective unless it is given in writing and delivered or sent by facsimile or electronic mail to the other party at the address set out herein, or to such other address as each party otherwise notifies the other party.

Notices given by first class mail shall be deemed to have been delivered when received. Notices sent by facsimile or electronic mail shall be deemed to have been received upon completion of successful transmission if sent during normal office hours at the place of receipt. Any facsimile or electronic mail transmitted outside of normal office hours at the place of receipt shall be deemed to have been received on the next Business Day.

All notices, requests and other communications hereunder shall be addressed:

If to Seller:	DON DAVID GOLD S.A. DE C.V. Macedonio Alcala No. 201-105 Col Centro, Oaxaca, Oaxaca Mexico Phone: +52 951 5216 82 58

If to Buyer:	TRAFIGURA BEHEER B.V., Amsterdam, Branch Office Lucerne Zürichstrasse 31, 6002 Lucerne, Switzerland Phone: +41 41 419 4343 Fax: +41 41 419 4344 Telex: 868001 TRAF CH

27.	WAIVERS

No amendment, modification or waiver of any provision of this contract or of any right, power or remedy shall be effective unless made expressly and in writing.

No waiver of any breach of any provision of this contract shall: (a) be considered to be a waiver of any subsequent or continuing breach of that provision; or (b) release, discharge or prejudice the right of the waiving party to require strict performance by the other party of any other provisions of this contract.

28.	SET OFF

Notwithstanding any other provision of this contract, if, at any time, Seller and/or any of its Affiliates fails to make any payment due to Buyer and/or any of its Affiliates, whether under this contract or any other contracts between the parties, Buyer shall be entitled to withhold, set off or deduct any sum either under this contract or any other contracts then in force; provided that such deduction shall not exceed the aggregate value of the goods and the sums due under the contracts. Such withholdings or deduction may be applied by Buyer automatically in diminution of its claims against Seller in respect of any such failure to pay or perform any part of a contract.

29.	SEVERABILITY

The invalidity, illegality or unenforceability of any one or more of the provisions of this contract shall in no way affect or impair the validity and enforceability of the other provisions of this contract.

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30.	CONFIDENTIALITY

The existence of and terms of this contract shall be held confidential by the parties save to the extent that such disclosure is made to a party’s banks, accountants, auditors, legal or other professional advisers, or as may be required by law, a competent court or a liquidator or administrator of a party, or the other party has consented in writing to such disclosure.

31.	ENTIRE AGREEMENT

This contract constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous agreements between the parties relating to the subject matter. Each party acknowledges and represents that it has not relied on or been induced to enter into this contract by any representation, warranty or undertaking other than those expressly set out in this contract. A party is not liable to the other party for a representation, warranty or undertaking of whatsoever nature that is not expressly set out in this contract.

IN WITNESS WHEREOF the parties have executed this document as of the respective dates specified below with effect from the Effective Date specified on the first page of this document.

Accepted:	TOMAS FINSCHI AUTHORISED SIGNATURE
DON DAVID GOLD S.A. DE C.V. (signed by fully authorised signatory)	TRAFIGURA BEHEER B.V., Amsterdam, Branch Office Lucerne (signed by fully authorized signatory)

Place and Date: 21 Diciembre 2010	Place and Date: Lucerne, 3 December 2010